EXHIBIT 10.11

2009 INTERCREDITOR AGREEMENT

This 2009 INTERCREDITOR AGREEMENT (the “Agreement”) is made and effective as of July 31, 2009, by and among the holders of the Company’s Original Issue Discount Secured Convertible Debentures due March 2015 signatory hereto (the “March Creditors”), the holders of Capital Growth Systems, Inc.’s Original Issue Discount Secured Convertible Debentures Due November 2015 signatory hereto (the “November Creditors”), the holders of the Company’s VPP Debentures due November 2011 signatory hereto (the “VPP Creditors” and together with the March Creditors, the “Existing Creditors”) and the July Creditors (as defined below) (the Existing Creditors and the July Creditors are collectively referred to as the “Creditors”).

RECITALS

WHEREAS, the March Creditors are parties to that certain Securities Purchase Agreement dated March 11, 2008 (the “March Purchase Agreement”) by and between each March Creditor and Capital Growth Systems, Inc. (the “Company”) and are the holders of Original Issue Discount Secured Convertible Debentures Due, subject to the terms therein, March 2015 (the “March Debentures”), with an aggregate total original face amount of $30,847,551 (within an aggregate outstanding principal balance as of April 30, 2009 in aggregate of $27,610,912), executed by the Company in favor of the March Creditors (the “March Indebtedness”), and the March Creditors are the beneficiaries of that certain Security Agreement dated March 11, 2008 (the “March Security Agreement”) among the Company, the March Creditors and Enable Growth Partners, LP (“Collateral Agent”), as collateral agent for the benefit of the March Creditors (“Collateral Agent”);

WHEREAS, the November Creditors are the parties to that certain Securities Purchase Agreement dated as of November 19, 2008 (the “November Purchase Agreement”) by and between each November Creditor and the Company and are the holders of Original Issue Discount Secured Convertible Debentures Due, subject to the terms therein, November 2015 (the “November Debentures” and together with the March Debentures, the “Existing Debentures”), with an aggregate total face amount of $14,891,250 (all of which is presently outstanding) executed by the Company in favor of the November Creditors (the “November Indebtedness”), and the November Creditors are the beneficiaries of that certain Security Agreement dated as of November 19, 2008 (the “November Security Agreement”) among the Company, the November Creditors and Collateral Agent;

WHEREAS, the VPP Creditors are the parties to that certain Securities Purchase Agreement dated as of July__, 2009 (the “VPP Purchase Agreement, ” and together with the March Purchase Agreement and the November Purchase Agreement, collectively, the “Existing Purchase Agreements”) by and between each VPP Creditor and the Company and are the holders of Original Issue Discount Secured Convertible Debentures Due, subject to the terms therein, November 2015 (the “VPP Debentures,” and together with the November Debentures and the March Debentures, collectively, the “Existing Debentures”), which are currently or may hereafter be issued with subscription amounts of up to $2,500,000, subject to an OID factor of 65%, which would result in $4,125,000 if fully subscribed), executed by the Company in favor of the VPP Creditors (the indebtedness evidenced thereby being the “VPP Indebtedness” and together with the November Indebtedness and the March Indebtedness, collectively, the “Existing Indebtedness”), and the VPP Creditors are the beneficiaries of that certain Security Agreement dated as of July __, 2009 (the “VPP Security Agreement” and together with the March Security Agreement and the November Security Agreement, collectively, the “Existing Security Agreements”) among the Company, the VPP Creditors and the Collateral Agent.

WHEREAS, pursuant to that certain Securities Purchase Agreement dated July 31, 2009 (the “July Purchase Agreement” and together with the Existing Purchase Agreements, the “Purchase Agreements”), the investors signatory thereto (the “July Creditors” and together with the Existing Creditors, the “Creditors”) will be purchasing up to $10,500,000, in the aggregate principal amount of Original Issue Discount Secured Convertible Debentures due, subject to the terms therein, May 30, 2011 (the “July Debentures” and together with the Existing Debentures, the “Debentures”), from the Company (the “July Indebtedness” and together with the Existing Indebtedness, the “Indebtedness”), and will be the beneficiaries of that certain Security Agreement, dated on or about the date hereof (the “July Security Agreement” and together with the Existing Security Agreements, the “Security Agreements”);

WHEREAS, the July Indebtedness will also be secured by all assets of the Company and rank senior to the Existing Indebtedness;

WHEREAS, the Creditors wish to memorialize their agreements concerning their respective rights, duties and obligations to one another with respect to the security interests granted under the Indebtedness.

NOW, THEREFORE, in consideration of the mutual covenants herein, their respective performances and benefits pertaining to the Indebtedness, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Ranking.

1.1
The Indebtedness shall rank in the following order of priority:  any sums secured or owed to the Existing Creditors or the July Creditors, first to the July Creditors (as it relates to the July Indebtedness), second to the Existing Creditors (as it relates to the Existing Indebtedness).  The Existing Creditors authorize and direct the Collateral Agent to perform its obligations under the Security Agreements pursuant to this provision.  The Company and each Subsidiary agree that all payments of Obligations under the July Indebtedness and the Existing Indebtedness shall be made in accordance with the relative priorities and proportions set forth herein.   In addition, the Company hereby agrees to cause all direct and indirect subsidiaries hereafter formed or acquired to agree to be bound by the terms of this Agreement.

1.2
If an Event of Default (as defined under any Indebtedness) occurs and any Existing Creditor receives payment from the Company not in compliance with this Agreement, the July Creditors shall be immediately notified and such payment shall be immediately paid by the Existing Creditors to the July Creditors pro-rata in proportion to each July Creditor’s outstanding principal amount of July Indebtedness at any given time that a determination needs to be made of pro-rata holdings.

1.3
If an Event of Default occurs and any Existing Creditor collects proceeds pursuant to its rights under any Indebtedness, the July Creditors shall be immediately notified and such payment shall be immediately paid by the Existing Creditors to the July Creditors in proportion to each July Creditor’s outstanding principal amount of July Indebtedness as set forth above.

1.4
Notwithstanding any other provision in this Agreement, adjustments shall be made between the Creditors from time to time to reflect the fact that any contingent obligation taken into account as an obligation under the Indebtedness becomes satisfied or incapable of maturing into an actual obligation.

1.5
Notwithstanding anything to the contrary contained in the Purchase Agreements, or  any document executed in connection with the Existing Indebtedness and irrespective of: (i) the time, order or method of attachment or perfection of the security interests created in favor of Existing Creditors and the July Creditors, (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any collateral; (iii) anything contained in any filing or agreement to which any Creditor now or hereafter may be a party; and (iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, each Existing Creditor acknowledges that all July Creditors (x) have a valid security interest in the Collateral and (y) the security interests of the July Creditors in any Collateral pursuant to any outstanding July Indebtedness shall have priority over, and rank senior to, the security interests of the Existing Creditors in such Collateral.

1.6	Each Existing Creditor agrees not to commence any action or proceeding concerning the Indebtedness or the Collateral without providing at least three business day’s notice to all July Creditors.

2.
Indemnification by Existing Creditors.  Existing Creditors shall indemnify, defend, and hold harmless July Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that July Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by Existing Creditors to perform under this Agreement.

3.
Indemnification by July Creditors.  July Creditors shall indemnify, defend, and hold harmless Existing Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys’ fees, including those arising from settlement negotiations, that  Existing Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by July Creditors to perform under this Agreement.

4.	Miscellaneous.

4.1	Assignment. The rights and obligations of the Creditors under this Agreement may be assigned to or assumed to a transferee of the Debentures, as applicable.

4.2	Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and successors.

4.3
Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action over against any party to this Agreement.

4.4
Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

4.5
Amendment.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by Existing Creditors holding not less than 67% of then outstanding principal amount of Existing Debentures and July Creditors holding not less than 67% of then outstanding principal amount of New Debentures, which amendment shall be binding upon all holders signatory hereto.

4.6
Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

4.7	Notices. Notices given under this Agreement shall be delivered as set forth in the applicable Purchase Agreement.

4.8
Governing Law and Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, and any action or proceeding, including arbitration, brought by any party in which this Agreement is a subject, shall be brought in New York County, New York.

4.9	Effect of Headings. The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

4.10
Invalidity.  Any provision of this Agreement which is invalid, void, or illegal, shall not affect, impair, or invalidate any other provision of this Agreement, and such other provisions of this Agreement shall remain in full force and effect.

4.11
Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.  In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

4.12	Number and Gender. When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders.

4.13
Further Assurances.  Each party to this Agreement agrees to execute further instruments as may be necessary or desirable to carry out this Agreement, provided the party requesting such further action shall bear all related costs and expenses.

4.14
Professional Fees and Costs.  If any legal or equitable action, arbitration, or other proceeding, whether on the merits or on motion, are brought or undertaken, or an attorney retained, to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then the successful or prevailing party or parties in such undertaking (or the party that would prevail if an action were brought) shall be entitled to recover reasonable attorney's fees and other professional fees and other costs incurred in such action, proceeding, or discussions, in addition to any other relief to which such party may be entitled.  The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses.

*************************

ACKNOWLEDGED AND AGREED TO:

Capital Growth Systems, Inc.		Magenta netLogic, Limited

By:	/s/ Patrick Shutt	By:	/s/ Patrick Shutt
Name:	Patrick Shutt	Name:	Patrick Shutt
Title:	CEO	Title:	CEO

Global Capacity Group, Inc.		CentrePath, Inc.

By:	/s/ Patrick Shutt	By:	/s/ Patrick Shutt
Name:	Patrick Shutt	Name:	Patrick Shutt
Title:	CEO	Title:	CEO

Nexvu Technologies, LLC		FNS 2007, INC.

By:	/s/ Patrick Shutt	By:	/s/ Patrick Shutt
Name:	Patrick Shutt	Name:	Patrick Shutt
Title:	CEO	Title:	CEO

Global Capacity Direct, LLC		20/20 Technologies, Inc..

By:	/s/ Patrick Shutt	By:	/s/ Patrick Shutt
Name:	Patrick Shutt	Name:	Patrick Shutt
Title:	CEO	Title:	CEO